Exhibit 99.1

INFORMATION
.

 For Immediate Release
January 22, 2008
Contact: 513.271.3700
 John A. Kraeutler, President

MERIDIAN BIOSCIENCE REPORTS RECORD FIRST QUARTER SALES AND
OPERATING RESULTS, DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2008 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record first quarter net sales of $33.8 million an 18% increase over the same period of the prior fiscal year;
•	reported record quarterly net earnings of $7.5 million, a 34% increase over the same period of the prior fiscal year;
•	reported record first quarter diluted per share earnings of $0.18, a 29% increase over the same period of the prior fiscal year;
•	declared a regular quarterly cash dividend of $0.14 per share, 27% higher than the regular quarterly rate of fiscal 2007; and
•	reaffirmed its fiscal 2008 guidance of per share diluted earnings between $0.72 and $0.75 on net sales of $140 million to $142 million.

FINANCIAL HIGHLIGHTS
In Thousands, Except per Share Data

	Three Months Ended December 31
	2007	2006	% Change
Net Sales	$33,847	$28,720	18%
Operating Income	11,193	8,058	39%
Net Earnings	7,456	5,573	34%
Earnings per Share (diluted)	$0.18	$0.14	29%

Cash and Short-term Investments	$53,510	$42,264	27%
Working Capital	80,808	63,851	27%
Long-term Debt Obligations	-	1,486	-100%
Shareholders’ Equity	116,776	97,997	19%
Total Assets	135,011	121,828	11%

FIRST QUARTER OPERATING RESULTS

Net sales for the first quarter of fiscal 2008, were $33.8 million as compared to $28.7 million for the same period of the prior fiscal year, an increase of $5.1 million or 18%.  Net earnings for the first quarter of fiscal 2008 were $7.5 million, or $0.18 per diluted share, up 34% and 29%, respectively, over the first quarter of fiscal 2007. Diluted common shares outstanding for the first quarters of fiscal 2008 and 2007 were 40,967,000 and 40,240,000, respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.14 per share for the first quarter ended December 31, 2007.  The dividend is of record January 31, 2008, and payable February 7, 2008. The annual indicated dividend rate of $0.56 per share represents a 27% increase over the fiscal 2007 rate of $0.44 per share.  Meridian has now increased its regular cash dividend rate eighteen times since it established a regular dividend in 1991. Guided by the Company’s policy of setting a payout ratio between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2008 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2008, management expects net sales to be in the range of $140 million to $142 million and per share diluted earnings to be between $0.72 and $0.75.  The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2008.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At December 31, 2007, current assets were $96.4 million compared to current liabilities of $15.6 million thereby producing working capital of $80.8 million and a current ratio of 6.2.  Cash and short-term investments on hand were $53.5 million and the Company had 100% of its borrowing capacity available under its $30,000,000 commercial bank credit facility.  The Company has no debt obligations outstanding.

UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data

The following table sets forth the unaudited comparative operating results of Meridian Bioscience for the first quarters of fiscal 2008 and fiscal 2007 (in thousands, except per share data).

	Three Months Ended December 31
	2007	2006

Net sales	$33,847	$28,720
Cost of goods sold	12,095	11,108
Gross profit	21,752	17,612

Operating expenses -
Research and development	1,536	1,315
Selling and marketing	4,690	4,195
General and administrative	4,333	4,044
Total operating expenses	10,559	9,554

Operating income	11,193	8,058
Other income	375	429
Earnings before income taxes	11,568	8,487
Income tax provision	4,112	2,914
Net earnings	$7,456	$5,573

Net earnings per basic common share	$0.19	$0.14
Weighted average basic common shares outstanding	39,910	39,284

Net earnings per diluted share	$0.18	$0.14
Weighted average diluted common shares outstanding	40,967	40,240

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2008 and fiscal 2007 (in thousands).

	Three Months Ended December 31,
	2007	2006
Net sales (third-party)
U.S. Diagnostics	$22,219	$18,954
European Diagnostics	6,099	5,255
Life Science	5,529	4,511
	$33,847	$28,720
Operating Income
U.S. Diagnostics	$8,936	$7,091
European Diagnostics	1,159	976
Life Science	991	34
Eliminations	107	(43)
	$11,193	$8,058

COMPANY COMMENTS

John A. Kraeutler, President and Chief Operating Officer, said, “Strong organic growth in our Diagnostics and Life Science businesses continued.  The primary growth drivers included our rapid tests for Clostridium difficile, a serious hospital acquired infection; Helicobacter pylori, the primary cause of peptic ulcer disease; and toxigenic E. coli, often associated with contaminated produce and meats.  In addition, in late November Meridian received FDA clearance to market two brand new rapid tests for upper respiratory infections…TRU Flu and TRU RSV.  These highly accurate new tests offer our lab customers fast results in a “contained” testing system that has unique safety features.  Our operating efficiency continued to yield benefits with significant improvements in gross profit, operating margins and net income.  These improvements are a direct result of our emphasis on a sales mix of higher margin products and services, excellent expense control and continuing manufacturing innovations.  Our focus on organic growth coupled with financial leverage will continue.”

William J. Motto, Chairman and Chief Executive Officer, commented, “Fiscal 2008 promises to be another year of record setting sales and earnings and we are comfortable with initial sales guidance of $140 million to $142 million and diluted earnings per share of $0.72 to $0.75.  We remind investors that when comparing fiscal 2008 to fiscal 2007 to remember that fiscal 2007 earnings included a tax benefit of $0.06 per share that will not recur. We are operating very efficiently and enjoying favorable leverage as we execute our growth plans. Our objective is to build shareholder value through higher sales, earnings, cash flow, and cash dividends.  We look forward with confidence to another record setting year.”

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update any forward-looking statements.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  Changes in the relative strength or weakness of the U.S. dollar can change expected results.  One of Meridian’s main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list of uncertainties and risks that may affect the financial performance of the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment.  The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO.  Meridian's website address is www.meridianbioscience.com.

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